Morgan Stanley Universal Institutional Funds,
Inc. - Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  Shake Shack Inc.
Purchase/Trade Date:	  1/29/2015
Offering Price of Shares: $21.000
Total Amount of Offering: 5,000,000
Amount Purchased by Fund: 1,140
Percentage of Offering Purchased by Fund: .023
Percentage of Fund's Total Assets: 0.16
Brokers:  J.P. Morgan, Morgan Stanley,
Barclays, Goldman, Sachs, & Co., Jefferies,
William Blair, Stifel
Purchased from: JP Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.

Securities Purchased:  Etsy Inc.
Purchase/Trade Date:	  4/16/2015
Offering Price of Shares: $16.000
Total Amount of Offering: 16,666,666
Amount Purchased by Fund: 10,262
Percentage of Offering Purchased by Fund: .062
Percentage of Fund's Total Assets: 1.02
Brokers:  Goldman Sachs & Co., Morgan
Stanley, Allen & Company LLC, Loop Capital
Markets, The Williams Capital Group, L.P.
Purchased from: Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.